Exhibit 4.1
Day International Group, Inc.
Day International, Inc.
To
The Bank of New York
Trustee
___________________________________
SUPPLEMENTAL INDENTURE
Dated as of December 2, 2005
9 1/2% Senior Subordinated Notes due 2008

     SUPPLEMENTAL INDENTURE dated as of December 2, 2005 (this “Supplemental Indenture”), by and between Day International Group, Inc., a corporation duly organized and existing under the laws of the state of Delaware (the “Company”), Day International, Inc., a corporation duly organized and existing under the laws of the state of Delaware (“Day”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company, Day and the Trustee are parties to that certain Indenture dated as of March 18, 1998 (the “Original Indenture”), providing for the issuance of $115,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes Due 2008 (CUSIP No. 239536AG0) of the Company (the “Notes”);
     WHEREAS, pursuant to Section 9.2 of the Original Indenture, the Company, Day and the Trustee are entering into this Supplemental Indenture to effect the amendments provided for in the Proposed Amendments (as defined below);
     WHEREAS, the Board of Directors of the Company has authorized the Company to approve the amendments to the Original Indenture set forth in Article 2 hereof (the “Proposed Amendments”);
     WHEREAS, pursuant to its offer to purchase and consent solicitation statement dated October 25, 2005 (the “Offer to Purchase”), the Company commenced a tender offer (the “Tender Offer”) for any and all of the outstanding Notes issued under the Original Indenture and solicited the consents (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) of the Holders to the Proposed Amendments;
     WHEREAS, Holders of not less than a majority in principal amount of the outstanding Notes have duly consented to the Proposed Amendments;
     WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Opinion of Counsel in compliance with and to the effect set forth in Section 9.6 of the Original Indenture with respect to this Supplemental Indenture;
     WHEREAS, Section 9.4 of the Original Indenture provides, for purposes of the rights and obligations of the parties thereto and the Holders under the Original Indenture, that the Holders of the Notes shall be bound, except as otherwise herein, by this Supplemental Indenture once this Supplemental Indenture becomes effective; and
     WHEREAS, all acts and things prescribed by the Original Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, in accordance with its terms, have been duly done and performed.

     NOW, THEREFORE, to comply with the provisions of the Original Indenture and in consideration of the above premises, each of the Company, Day and Trustee covenant and agree as follows:
Article 1
Supplement And Effectiveness
     Section 1.01. Supplement. This Supplemental Indenture relates to and only affects the Notes, is supplemental to the Original Indenture and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Original Indenture for any and all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound hereby.
     Section 1.02. Effectiveness. This Supplemental Indenture is effective immediately upon its execution and delivery by each of the Company, Day and the Trustee; provided, however, that the provisions of Article 2 of this Supplemental Indenture shall not become operative with respect to the Notes unless and until the Company (or its successor) accepts for payment the validly tendered Notes pursuant to the Offer in accordance with the terms and conditions of the Offer to Purchase, and if the Company (or its successor) does not accept for payment the validly tendered Notes pursuant to the Offer in accordance with the terms and conditions of the Offer to Purchase, then this Supplemental Indenture shall automatically become null and void ab initio. If the Offer is terminated or withdrawn prior to acceptance of the Notes, this Supplemental Indenture shall automatically become null and void ab initio.
Article 2
Amendments
     Section 2.01. Deletion of Certain Covenants of the Original Indenture. With respect to the Notes, (i) each of the following sections of the Original Indenture hereby is deleted and ceases to be in effect: Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.11, Section 4.12, Section 4.13, Section 4.14 and Section 5.1 (collectively, the “Indenture Designated Provisions”).
     Section 2.02. Deletion of Certain Definitions. With respect to the Notes, notwithstanding any provisions in the Original Indenture to the contrary, the definition in the Original Indenture of each capitalized term that occurs only within the Indenture Designated Provisions as in effect prior to the execution of this Supplemental Indenture shall be of no further force or effect.
Article 3
General Provisions
     Section 3.01. Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every holder of Notes heretofore authenticated and delivered shall be bound hereby.
     Section 3.02. Original Indenture Remains in Full Force and Effect. This Supplemental Indenture is executed and accepted by the Company, Day and the Trustee subject to all terms and conditions set forth in the Original Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Company, Day and the Trustee with respect hereto.
     Section 3.03. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this Supplemental Indenture.
     Section 3.04. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
     Section 3.05. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Original Indenture.
     Section 3.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.
     Section 3.07. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.08. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

DAY INTERNATIONAL GROUP, INC.
By:	/s/ Thomas J. Koenig
	Name:	Thomas J. Koenig
	Title:	Vice President and CFO

DAY INTERNATIONAL, INC.
By:	/s/ Thomas J. Koenig
	Name:	Thomas J. Koenig
	Title:	Vice President and CFO

THE BANK OF NEW YORK, as Trustee
By:	/s/ Jeremy Finkelstein
	Name:	Jeremy Finkelstein
	Title:	Assistant Vice President

[Signature Page for Supplemental Indenture]